Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE Employment Agreement (this “Agreement”) is made and entered into as of this August 25, 2025 (the “Effective Date”), by and between Kartoon Studios, Inc. (NYSE: TOON), formerly known as Genius Brands International, Inc. (Nasdaq: GNUS), a publicly-traded corporation formed under the laws of the State of Nevada, with its principal place of business at 190 N. Canon Drive, Floor #4, Beverly Hills, CA 90210 (the “Company”), and Andrew Heyward, residing at XXXXXXXXXXX (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive previously entered into the following agreements outlining the employment terms between Executive and Company: (i) that certain Employment Agreement (the “Original Agreement”), dated November 16, 2018; (ii) that certain Amended and Restated Employment Agreement (the “Amended and Restated Agreement”), dated December 7, 2020; (iii) that certain Amendment #1 to the Amended and Restated Employment Agreement (“Amendment 1”), dated February 22, 2021; (iv) that certain Amendment #2 to the Amended and Restated Employment Agreement (“Amendment 2”), June 23, 2021; (v) that certain Amendment #3 to the Amended and Restated Employment Agreement (“Amendment 3”), dated November 22, 2021; (vi) that certain Amendment #4 to the Amended and Restated Employment Agreement (“Amendment 4”), dated August 25, 2022; (vii) that certain Amendment #5 to the Amended and Restated Employment Agreement (“Amendment 5” and, together with the Original Agreement, Amended and Restated Agreement, Amendment 1, Amendment 2, Amendment 3, and Amendment 4, the “Prior Employment Agreements”), dated February 27, 2023;

WHEREAS, the Company and Executive each desire to enter into this new Agreement, which supersedes and replaces all of the Prior Employment Agreements from and following the Effective Date;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, each of the Company and Executive hereby agree as follows:

1.                  Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, continued employment, effective as of the Effective Date.

2.                  Term. Subject to earlier termination as hereafter provided, the Executive shall be employed hereunder for a term commencing on the Effective Date and ending three (3) years thereafter, which term shall only be extended by written agreement of the parties; it being agreed, however, that neither party is obligated to agree to an extension. The term of the Executive’s employment under this Agreement, including any mutually agreed upon extension, is hereafter referred to as “the term of this Agreement” or “the term hereof.” The date of termination of the Executive’s employment hereunder is hereinafter referenced to as the “Date of Termination.”

3.                  Duties and Rights.

3.1              Executive shall be employed as Chief Executive Officer of the Company. In such capacity, Executive’s duties shall include overall management of the Company, subject to the control and direction of the Board of Directors (“Board”) of the Company to which Executive shall report. Executive shall also perform such other duties as, from time to time, are designated by the Board, provided the same are always consistent with his status as Chief Executive Officer. During the term of this Agreement, Executive shall devote all of his business time and efforts to the affairs of the Company and its Subsidiaries provided that Executive shall be permitted to provide limited services in connection with those directorships or positions disclosed on Exhibit A or as disclosed to and approved by the Board, only to the extent that such services do not interfere with Executive’s rendering of his services to the Company hereunder. Executive shall use his best efforts to perform all such services diligently and to the best of his ability and will at all times use his best efforts to enhance the business of the Company.

3.2              Executive shall be entitled to no additional compensation for serving as a member of the Board.

3.3              Executive shall have the right to hire and terminate the employment of all employees of the Company and its Subsidiaries other than other officers of the Company, which such hiring and termination must be pre-approved by the Board.

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4.                  Compensation and Benefits. As compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Company, its Subsidiaries and Affiliates, pursuant to this Agreement:

4.1              Base Salary. Beginning as of the Effective Date and continuing until the termination or expiration of this Agreement, the Company shall pay the Executive a base salary of $1,060,000 per year, payable in accordance with the regular payroll practices of the Company for its executives generally. After December 31, 2026, on each anniversary of the Effective Date, if and only if the Company had a positive net income in the preceding year, the Executive will receive an annual increase of 2.5% on his base salary. Such base salary, as described in the previous sentence, is hereafter referred to as the “Base Salary.”

4.2              Bonus Compensation. Beginning as of the Effective Date and during the term hereof, the Executive shall be eligible to receive performance bonuses as follows:

a)                  For calendar year 2025, if on December 31, 2025: (i) the Company has a market capitalization, as reflected on the New York Stock Exchange (“NYSE”), of at least $80,000,000, and (ii) the Company’s net income, as reflected on the income statement of the Company, is at least $1, Executive will be paid a bonus in 2026 of:

1.      $100,000 on January 1, 2026;

2.      $100,000 on April 1, 2026;

3.      $100,000 on July 1, 2026; and

4.      $100,000 on October 1, 2026.

b)                  For calendar year 2025, if on December 31, 2025: (i) the Company has a market capitalization, as reflected on the NYSE, of at least $100,000,000, and (ii) the Company’s net income, as reflected on the income statement of the Company, is at least $3,000,000, Executive will be paid a bonus in 2026 of:

1.      $250,000 on January 1, 2026;

2.      $250,000 on April 1, 2026;

3.      $250,000 on July 1, 2026; and

4.      $250,000 on October 1, 2026.

c)                  For calendar year 2025, if on December 31, 2025: (i) the Company has a market capitalization, as reflected on the NYSE, of at least $150,000,000, and (ii) the Company’s net income, as reflected on the income statement of the Company, is at least $7,000,000, Executive will be paid a bonus in 2026 of:

1.      $500,000 on January 1, 2026;

2.      $500,000 on April 1, 2026;

3.      $500,000 on July 1, 2026; and

4.      $500,000 on October 1, 2026.

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For the calendar years 2026 and 2027, the Board will re-set Executive’s annual bonus targets in much the same structure outlined above, based on the Company’s prior year results, the Company’s common stock performance, and on any other factors that the Compensation Committee deems relevant.

4.3              Equity-Based Awards. The Company and Executive shall enter into a Restricted Stock Unit Agreement in accordance with the terms of the Plan, substantially in the form attached hereto as Exhibit B (“Restricted Stock Unit Agreement”), awarding 2,000,000 restricted stock units of the Company to Executive. Executive shall not be eligible to receive any other equity-based awards during the term hereof.

4.4              Producer Fees. During the term hereof, the Executive may be paid a producing fee of up to $12,500 per episode, subject to a maximum of 52 episodes per calendar year, provided that:

a)                  The productions, pilots or episodes are part of one or more series that are produced, controlled, and distributed by the Company (NOT INCLUDING Mainframe or Frederator productions; the Executive will not earn Producer Fees for Mainframe or Frederator productions);

b)                  EACH production, pilot or episode must total no fewer than six cumulative minutes of program content in order to qualify for the $12,500 Producer Fee.

c)                  If the Executive renders material production services as an executive producer of a pilot, episode, or production, any producer fees, inuring to the Executive therein, must be entirely financed by a third party, without any funds originating from the Company, else the Executive will not be paid a Producer Fee.

d)                  When/if the Executive’s provision of production services are commissioned by an outside party, Producer fees to the Executive will be capped at $12,500 per pilot / episode / production / (as defined above) and subject to a maximum of fifty-two (52) $12,500 payments per year. For the avoidance of doubt, producer fees shall not be paid to the Executive from the Company’s treasury or from any budget that includes Company-owned funds.

4.5              Composer Fees. During the term hereof, the Executive may elect to be designated “Music Composer,” “Co-Composer,” or Co-Publisher for certain Company music provided that any compensation inuring to the Executive therein, must be entirely financed by a third party, without any funds originating from the Company. For the avoidance of doubt, Composer Fees shall not be paid to the Executive from the Company’s treasury or from any budget that includes Company-owned funds. Further, the Company will retain ownership, copyright, and music publishing control of all Company music.

4.6              Creator Royalties, et al. During the term hereof, the Company shall not pay to Executive any royalty, profit participation or any other cash compensation related to “traditional industry creator fees,” and Executive hereby irrevocably waives any claim thereto. Notwithstanding the foregoing, in the event that any property created or co-created by Executive has another credited co-creator who receives a profit participation, Executive shall be entitled to a “most favored nation” profit participation, if any, equal to that received by such co-creator.

4.7              Expenses. It is recognized that Executive in the performance of his duties hereunder may be required to expend reasonable sums for travel and for entertainment of various persons, including representatives of companies with whom the Company has or might expect to have business relations. During the term hereof, the Company shall either advance funds to Executive or reimburse Executive for reasonable business expenses incurred by him in connection with the performance of his duties hereunder, provided Executive properly accounts therewith in accordance with the Company’s policies and procedures.

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4.8              Benefits. During the term hereof, Executive shall be eligible to participate in the benefits and perquisites programs (including, without limitation, health, welfare profit sharing, deferred compensation, and severance programs) made available to senior executives from time to time, in each case in accordance with the terms of the applicable plan, program, policy and arrangement in effect from time to time. The Company shall not, however, by reason of this Section 4.8, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such plan or policy, so long as such changes are similarly applicable to similarly situated senior executives generally. The Company may also take out and maintain during the term hereof life insurance on the life of Executive in the amount of $1,000,000 naming as beneficiary thereof either the estate of Executive or any other beneficiary designated by Executive (the “Life Insurance Policy”).

4.9               Executive Producer and Other Credits. Executive will be entitled to receive an “Executive Producer” credit on all pilots, series episodes and other television productions on which he renders executive producer services during the term hereof, subject to network or other licensee approval (which the Company will use reasonable, good-faith efforts to obtain and which will be deemed pre-approved with respect to all major U.S. broadcast networks), in the main or opening titles on a sole card (subject to network/licensee approval, which the Company will use reasonable, good-faith efforts to obtain). Executive will be entitled to receive “created by,” “developed by,” or “creative supervision by” credits with respect to content developed, acquired, or produced by the Executive on behalf of the Company. No compensation shall be earned or paid for the Executive Producer services other than that outlined in Section 4.4 above.

4.10          Clawback Rights. All amounts paid to Executive by the Company (other than Executive’s Base Salary and reimbursement of expenses pursuant to paragraph 4.7 hereof) during the term hereof, prior to the term hereof and any time thereafter and any and all stock-based compensation (including the equity-based awards set forth on the Restricted Stock Unit Agreement) granted during the term hereof, prior to the term hereof and any time thereafter (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination or expiration of the Executive’s employment and for a period of three (3) years thereafter, if any of the following events occurs, Executive agrees to repay or surrender to the Company the Clawback Benefits as set forth below:

(a)               if the Company restates (a “Restatement”) any published financial statement that has been filed with the Securities and Exchange Commission covering any period commencing after the Effective Date of this Agreement from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared), then the Executive agrees to immediately repay or surrender upon demand by the Company any Clawback Benefits which were determined by reference to any Company financial results reflected in financial statements which were later restated, to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the Restatement of the Company’s financial statements. All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee to take into account the relevant restated financial information and if any excess portion of the Clawback Benefits resulting from such restated information is not so repaid or surrendered by the Executive within ninety (90) days of the revised calculation being provided to the Executive by the Company following a publicly announced Restatement, the Company shall have the right to take any and all action to effectuate such adjustment.

(b)               if any material breach of any agreement by Executive relating to confidentiality, non-competition, non-raid of employees, or nonsolicitation of vendors or customers (including, without limitation, Sections 7 or 8 hereof), termination for Cause, or if any material breach of Company policy or procedures which causes material harm to the Company occurs, as determined by the Board, then the Executive agrees to repay or surrender any Clawback Benefits upon demand by the Company and if not so repaid or surrendered within ninety (90) days of such demand, the Company shall have the right to take any and all action to effectuate such adjustment.

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The amount of Clawback Benefits to be repaid or surrendered to the Company shall be determined by the Compensation Committee and applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and Executive. The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

5.                  Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term of this Agreement under the following circumstances:

5.1              Retirement or Death. In the event of the Executive’s retirement or death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In the event of the Executive’s retirement after the age of eighty or death during the term hereof, the Company shall pay to the Executive (or in the case of death, the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate) (i) any Base Salary and accrued vacation earned but unpaid through the date of such retirement or death, (ii) any bonus that was earned but has not yet been paid, (iii) any unvested Equity-Based Awards outlined in this Agreement that were still subject to forfeiture under the 3-year vesting schedule, and (iv) reimbursement for any reasonable expenses of the types specified in Section 4.7 incurred with respect to periods prior to date of such retirement or death. In the event of the Executive’s death during the term hereof, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (x) proceeds from the Life Insurance Policy, if applicable and (y) any accrued but unpaid deferred salary, payable in accordance with the terms thereof.

5.2               Disability.

5.2.1        The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, in the opinion of the Board based upon the advice of a physician chosen by the Board, Executive is unable to perform substantially all of his duties and responsibilities hereunder for one hundred twenty (120) consecutive days or an aggregate of one hundred eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days.

5.2.2        The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, while he is employed by the Company and has not yet become eligible for disability income benefits under any disability income plan maintained by the Company, the Executive shall continue to receive the Base Salary in accordance with Section 4.1 and to receive benefits in accordance with Section 4.8, to the extent permitted by the then-current terms of the applicable benefit plans. Upon becoming so eligible, and until the termination of his employment because of disability, the Company shall pay to the Executive, at its regular pay periods, an amount equal to the excess, if any, of the Executive’s monthly payment of Base Salary in effect at the time of eligibility over the amounts of disability income benefits that the Executive is otherwise eligible to receive. Upon termination of the Executive’s employment because of disability, the Company shall pay to the Executive (i) any Base Salary earned but unpaid through the Date of Termination, (ii) earned but unpaid bonuses, (iii) any unvested Equity-Based Awards outlined in this Agreement that were still subject to forfeiture under the 3-year vesting schedule, and (iv) reimbursement of any reasonable expenses incurred by him in the performance of his duties hereunder in accordance with Section 4.7. During the six (6) month period (or the remaining months of the term of this Agreement if less than six (6) months) following the termination of the Executive’s employment because of disability, the Company shall pay the Executive, at its regular pay periods, an amount equal to the excess, if any, of the Executive’s monthly payment of Base Salary in effect at the time of termination over the amounts of disability income benefits that the Executive is otherwise eligible to receive pursuant to the above-referenced disability income plan in respect of such period (“Disability Payments”), provided that the Executive signs an Employee Release as defined in Section 6.1 below.

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5.2.3        Except as provided in Section 5.2.2, while the Executive is receiving Disability Payments, the Executive shall not be entitled to receive any Base Salary under Section 4.1 or bonus payments under Section 4.2, but the Executive shall continue to participate in benefit plans of the Company in accordance with Section 4.8 and the terms of such plans, until the termination of his employment. During the six (6) month period from the date of eligibility for Disability Payments or termination of employment under this Section 5.2, the Company shall continue to contribute to the cost of the Executive’s participation in one of the group medical plans of the Company, in the same percentage as the Company was contributing at the time of termination of the Executive’s employment, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

5.2.4        If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive.

5.3              By the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following events or conditions shall constitute “Cause” for termination: (i) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (ii) the material breach by the Executive of any material provision of this Agreement, if such breach results in a material adverse effect on the Company or its Subsidiaries and if the breach is not cured by the Executive within thirty (30) days of his receipt of such written demand therefore (for the avoidance of doubt, the violation of Section 8.1, 8.3 and 8.5 of this Agreement shall be considered an immediate material breach of a material provision of this Agreement and not subject to the foregoing notice or cure provisions); (iii) the commission of fraud, embezzlement or theft by the Executive; (iv) the conviction of the Executive of, or plea by the Executive of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude; (v) violation of the Company’s written policies, including without limitation its anti-harassment, anti-insider trading, anti-corruption, anti-trafficking, or other similar compliance policies.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive hereunder, other than for payment of any Base Salary earned but unpaid through the Date of Termination. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any bonus amounts described herein which have not been paid prior to the Date of Termination hereunder for Cause; neither shall the Executive be entitled to any unvested Equity-Based Awards that were still subject to forfeiture at the Date of Termination hereunder for Cause.

5.4               By Executive for Good Reason. Executive may terminate Executive’s employment hereunder for Good Reason at any time upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following events or conditions, without the consent of Executive, shall constitute “Good Reason” for termination: (i) a material reduction by the Company in Executive’s Base Salary; (ii) the Company changing Executive’s place of work to a location that is more than fifty (50) miles away from Executive’s place of work as of the Effective Date; (iii) a material, adverse change in Executive’s title, authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law); (iv) the failure of any successor (whether direct or indirect by stock or asset purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform the Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Board of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the conditions specified in such notice are not corrected within thirty (30) days of the Board’s receipt of the notice. If Executive does not provide written notice to the Board as described in the foregoing sentence within thirty (30) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

5.5               Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Subsidiaries and Affiliates following termination of this Agreement, by the expiration of the term hereof or otherwise, then such employment shall be at-will.

6.                  Effect of Termination. The provisions of this Section 6 shall apply in the event of termination, whether such termination is due to the expiration of the term hereof, is pursuant to Section 5, or otherwise.

6.1              Payment in Full. Payment by the Company of any Base Salary, performance bonus (if any), Equity-Based Awards, or other specified amounts which are due the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation hereunder of the Company, its Subsidiaries and Affiliates to the Executive. Any obligation of the Company to provide the Executive Disability Payments, or performance bonus payments under this Agreement is expressly conditioned, however, upon the Executive signing a release of claims provided by the Company (the “Employee Release”) within twenty-one days, or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days, following the date on which he gives or receives, as applicable, notice of termination of employment and upon the Executive not revoking the Employee Release thereafter. The obligations of the Company to the Executive under Sections 5.2 or 5.4 hereof are also expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 7 and 8 hereof. The Executive agrees that if he violates any term of Sections 7 and/or 8 at any time, he shall have no entitlement to Disability Payments under Sections 5.2, and that he will promptly reimburse the Company on demand for all monies previously paid to him or on his behalf prior to the date of such violation under Sections 5.2 or 5.4 of this Agreement. The Executive recognizes that, except as expressly provided in Section 5, no compensation is earned after termination of employment.

6.2               Termination of Benefits. Except for medical insurance coverage continued pursuant to Section 5.2 hereof, the continuation of any benefits pursuant to Section 4.8 hereof and any right of continuation of health coverage at the Executive’s cost to the extent provided by Sections 601 through 608 of ERISA, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payments to the Executive following termination of his employment.

6.3               Survival of Certain Provisions. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purpose of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof.

7.                  Confidential Information; Intellectual Property.

7.1               Confidentiality. The Executive acknowledges that the Company, its Subsidiaries and Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company, its Subsidiaries and Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive acknowledges the importance to the Company, its Subsidiaries and Affiliates of protecting their Confidential Information and other legitimate interests, and agrees that all Confidential Information which he creates or to which he has access as a result of employment with, or service as a director of the Company, its Subsidiaries and Affiliates, is and shall remain the sole and exclusive property of the Company, its Subsidiaries and Affiliates. The Executive will comply with the policies and procedures of the Company, its Subsidiaries and Affiliates for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company, its Subsidiaries and Affiliates) any Confidential Information obtained by the Executive incident to his employment with or service as a director of the Company, its Subsidiaries and Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

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7.1.1        Notwithstanding anything to the contrary contained in this Section 7.1.1.

(a)               Executive shall not be prevented from, nor shall Executive be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other Confidential Information that is: (i) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of applicable law; (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) protected under the whistleblower provisions of applicable law; and

(b)               In the event Executive files a lawsuit for retaliation by the Company for Executive’s reporting of a suspected violation of law, Executive may (i) disclose a trade secret to Executive’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Executive (x) files any document containing such trade secret under seal; and (y) does not otherwise disclose such trade secret, except pursuant to court order.

7.2               Return of Documents. All documents, records, files, audio tapes, videotapes and any other media, however stored, of whatever kind and description relating to the business, present or otherwise, of the Company, its Subsidiaries and Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company, its Subsidiaries and Affiliates. The Executive shall not copy any Documents or remove any Documents from the premises of the Company, its Subsidiaries or Affiliates, except as required for the proper performance of regular duties for the Company or as expressly authorized in writing by the Board or its designee. The Executive agrees to return to the Company, its Subsidiaries and Affiliates at the time his employment terminates, and at such other times as may be specified by the Company, its Subsidiaries and Affiliates, all Documents and other property of the Company, its Subsidiaries and Affiliates then in his possession or control. The Executive agrees that, if a Document is on electronic media (e.g. a hard disk, thumb drive, or the like), upon the request of any duly authorized officer of the Company, its Subsidiaries and Affiliates, he will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents. To the extent Executive current owns or comes to own any intellectual property or other property rights in or to the Documents, the Executive hereby assigns all of his right, title and interest in and to such intellectual property or other property rights to the Company.

7.3               Materials. Executive agrees that all ideas, plans and materials prepared by Executive in the course of his employment by the Company (collectively, the “Materials”) during the term of this Agreement will be considered works-made-for-hire and shall be the Company’s sole and exclusive property. In the event that the Materials are not copyrightable subject matter or for any reason are deemed not to be works-made-for-hire, then, and in such event, by this Agreement, Executive hereby assigns all right, title and interest to said Materials to the Company and agrees to execute all documents required to evidence such assignment. Without limiting the foregoing, it is specifically understood and agreed that Executive will retain no ownership rights whatsoever in or to the Materials. Notwithstanding the forgoing, Executive shall be entitled to be designated as a composer on all musical compositions that the Executive writes, oversees, or supervises and is contained in the programming produced by the Company. Notwithstanding the foregoing, the Executive understands that the provisions of this Section 7 requiring the assignment of Materials to the Company do not apply to any invention or Materials which qualifies fully under the provisions of California Labor Code Section 2870. Executive will advise the Company promptly in writing of any inventions or Materials that he believes meet the criteria set forth in Labor Code Section 2870.

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8.                  Restricted Activities.

8.1               Agreement not to Compete with the Company during the Term of this Agreement. The Executive agrees that, during his employment, he will not, directly or indirectly, own, manage, operate, control, or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in (except for a publicly traded company where he owns no more than 5% of the outstanding stock of such company), or aid or assist anyone else in the conduct of, any business, venture or activity which competes with the Business of the Company or its Subsidiaries (as defined below). Except as otherwise expressly set forth in this Agreement, the Executive further agrees that, during his employment with the Company, he will not enter into any transaction, on his own behalf or that of a third party with any of the Company’s Affiliates or Subsidiaries, without full disclosure to, and receipt of prior written consent from, a majority of the Board.

8.2               Agreement not to Unfairly Compete with the Company; Confidentiality. The Executive acknowledges and agrees that access to Confidential Information and to the Company’s, its Subsidiaries’ or Affiliates’ customers would give the Executive an unfair competitive advantage, were the Executive to leave employment and use any of the Company’s Confidential Information to compete with the Company, its Subsidiaries or Affiliates, and that he is being granted access to Confidential Information and the customers of the Company, its Subsidiaries and Affiliates in reliance on his agreement hereunder. The Executive therefore agrees that following the date his employment with the Company is terminated, he will not utilize any of the Company’s Confidential Information to compete in any fashion with the Company or its Subsidiaries or Affiliates with respect to the Business of the Company or its Subsidiaries until the later of: the date such Confidential Information has been made publicly available or twenty-four (24) months following the date his employment with the Company is terminated (the “Non-Use Period”). For purposes of this Section 8, the “Business of the Company or its Subsidiaries” shall mean (a) production and/or distribution of animated or live-action television programming (and/or any musical composition intended to be included therein), or any element thereof, within or without the United States as currently being conducted or planned to be conducted by the Company, and (b) any business activity that is conducted or is actively being planned to be conducted by the Company or by any of its Subsidiaries at or within the twelve-month period immediately preceding the Date of Termination. The Executive acknowledges that the restrictions contained in Section 8 are sufficiently limited so as not to restrain him from engaging in a lawful profession, trade or business of any kind, and that such restrictions are solely in place to protect the Company’s rights in its Confidential Information and any of its intellectual property rights therein, including without limitation its trade secrets therein.

8.3               Agreement Not to Terminate or Diminish Customers during the Term of this Agreement. The Executive agrees that during his employment hereunder, he will not, individually or with any other Person or company, directly or indirectly, solicit or encourage any customer or vendor of the Company, its Subsidiaries or Affiliates, to terminate or diminish their relationships with the Company, its Subsidiaries or Affiliates, or violate any agreement with or duty to the Company or any of the Company’s Subsidiaries or Affiliates, without the written permission of the Board.

8.4               Agreement Not to Solicit Employees or Other Service Providers. The Executive agrees that during his employment hereunder, he will not, directly or indirectly, (a) recruit, solicit, or otherwise seek to induce any employees of the Company, its Subsidiaries or Affiliates to terminate their employment or violate any agreement with or duty to the Company, its Subsidiaries or Affiliates, or (b) recruit, solicit, or otherwise seek to induce any individual providing services to the Company, its Subsidiaries or Affiliates as an independent contractor, consultant, or through any other relationship to terminate or diminish their relationships with the Company, its Subsidiaries or Affiliates.

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9.                  Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company, its Subsidiaries and Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that such restraints are in line with both Company policy and the Company’s current and continuing efforts to maintain the secrecy of its Confidential Information, its trade secrets and other information that derives independent economic value from not being generally known. The Executive further acknowledges that, were he to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company, its Subsidiaries and Affiliates could be irreparable and of such a nature that monetary damages might not be an adequate remedy. The Executive therefore agrees that the Company shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The Company’s Subsidiaries and Affiliates shall also have the right to enforce all of the Employee’s obligations to such Subsidiaries and Affiliates hereunder, including without limitation pursuant to Sections 7 and 8 hereof, and each of such Subsidiaries and Affiliates shall otherwise be a third-party beneficiary of this Agreement. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.               Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or solicitation or similar covenants, a court order or any other obligations that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Subsidiaries any proprietary information of a third party without such party’s consent.

11.              Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

11.1          “Affiliate” shall mean, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any natural Person, any member of the immediate family of such natural Person.

11.2          “Confidential Information” means any and all information of the Company, its Subsidiaries or Affiliates that is not generally known by others with whom any of them compete or do business, or with whom any of them plan to compete or do business, and any and all information the disclosure of which would otherwise be adverse to the interests of the Company or any of its Subsidiaries or Affiliates, including any and all Company trade secrets and other Company information that may derive independent economic value from not being generally known. Confidential Information includes without limitation such information relating to (i) the products and services sold or offered by the Company or any of its Subsidiaries or Affiliates, technical data, methods and processes of the Company, its Subsidiaries and Affiliates, (ii) the costs, sources of supply, financial performance and marketing activities and strategic plans of the Company, its Subsidiaries and Affiliates, (iii) the identity and special needs of the customers of the Company, its Subsidiaries and Affiliates and (iv) the people and organizations with whom the Company, its Subsidiaries and Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Subsidiaries or Affiliates may receive or has received belonging to others with any understanding, express or implied, that it would not be disclosed. Confidential Information shall not include any information that is, or becomes generally available to the public, unless such availability occurs as a result of the Executive’s breach of any portion of this Agreement or any other obligation the Executive owes to the Company.

11.3          “ERISA” means the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

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11.4          “Intellectual Property” means any invention, content, formula, pattern, compilation, program, device, method, technique or process (whether or not patentable or registrable under copyright statutes) conceived of, made, or first reduced to practice by the Executive (whether alone or jointly with others) during the Executive’s employment by the Company; provided, however, that Intellectual Property does not include any Intellectual Property (i) that is developed on the Executive’s own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates, unless the Intellectual Property relates (a) to the business of the Company, (b) to the business of a Subsidiary or Affiliate of the Company for whom the Executive has performed services, (c) to the actual or demonstrably anticipated research or development of the Company or any of its Subsidiaries or Affiliates, provided that, in the case of a Subsidiary or Affiliate of the Company, the Executive has, or reasonably would be expected to have, knowledge of such research or development as a result of his employment or (d) results from any work performed by the Executive for the Company or any of its Subsidiaries or Affiliates; or (ii) that the Executive may otherwise not be required to assign to the Company under applicable California law.

11.5          “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

11.6          “Subsidiary” means any corporation, partnership, limited liability company or other entity with respect to a specified Person (or an Affiliate thereof) owns a majority of the common stock, partnership interests or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

12.              Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law or withheld by the Company at the request of the Executive.

13.              Section 409A.

13.1          The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

13.2          To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

13.3          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

13.4          Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section l.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-l(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section l.409A-l(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

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13.5          Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

13.6           For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(l) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(l 7) of the Code for the year in which Executive’s employment is terminated.

13.7          If any payment provided to Executive pursuant to this Agreement is subject to adverse tax consequences under Code Section 409A, then Company shall make such additional payments to Executive (“409A Gross Up Payments”) as are necessary to provide Executive with enough funds to pay the additional taxes, interest, and penalties imposed by Code section 409A (collectively, the “409A Tax”), as well as any additional taxes, including but not limited to additional 409A Tax, attributable to or resulting from the payment of the 409A Gross Up payments, with the end result that Executive shall be in the same position with respect to his tax liability as he would have been in if no 409A Tax had ever been imposed; provided, however, that the Company’s obligation to make payments under this Section 15 shall be limited to an amount equal to three times the 409A Tax (not including for this purpose 409A Tax attributable to the payment of any portion of the 409A Gross Up Payment). The Company shall make any payments required by this paragraph no later than the last day of Executive’s taxable year next following the Executive’s taxable year in which the 409A Tax is remitted to the taxing authority.

14.              Miscellaneous.

14.1          Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive. In the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, one of its Affiliates or any other Person or transfer all or substantially all of its properties or assets to one of its Affiliates or any other Person, in which event such Affiliate or Person shall be deemed the “Company” for all purposes of this Agreement, or (b) to any senior lender to the Company or any Subsidiary or Affiliate thereof as collateral security. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

14.2          Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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14.3          Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company.

14.4          Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to his last address on record with the Company, or (b) in the case of the Company, at its principal place of business and to the attention of the Board; or to such other address as either party may specify by notice to the other actually received.

14.5          Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with the Company or any of its Affiliates, with respect to the terms and conditions of the Executive’s employment, including the Prior Employment Agreements. For the avoidance of doubt, the parties acknowledge that this Agreement supersedes and replaces the Prior Employment Agreements in their entirety. In entering into this Agreement, Executive expressly represents, acknowledges and agrees that Executive has received all salary, bonuses, benefits, payments, and other compensation for all services provided by the Company through the Effective Date and, as of the Effective Date, Employee has no further or future rights to any payments or benefits pursuant to the Prior Employment Agreements.

14.6          Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

14.7          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

14.8          Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of The State of California without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the Effective Date.

THE COMPANY:

KARTOON STUDIOS, INC.

By: /s/ Michael Jaffa

Name: Michael Jaffa

Title: COO & G.C.

THE EXECUTIVE:

/s/ Andrew Heyward

Andrew Heyward

[Signature Page to Amended and Restated Employment Agreement]